Exhibit 99.2

                                  Press Release

             MULTI-LINK TELECOMMUNICATIONS COMPLETES ACQUISITION OF
                          HELLYER COMMUNICATIONS, INC.

 Acquisition Triples the Size of Multi-Link and Provides For Expansion into the
                                Midwestern Region

DENVER, Nov. 22 - Multi-Link Telecommunications, Inc. (Nasdaq: MLNK), a rapidly expanding provider of integrated voice messaging services for small and medium sized business, today announced that it has completed the acquisition of Indianapolis-based, Hellyer Communications, Inc. The combination will triple the size of Multi-Link Telecommunications, and will provide for expansion into key Midwestern markets.

Multi-Link acquired substantially all of Hellyer's assets for a combination of cash, assumption of certain liabilities and common stock valued at $4.2 million. The purchase price was $1.1 million in cash, the assumption of $2.1 million in liabilities and $1.0 million in restricted common stock with a two year vesting schedule.

Hellyer Communications, Inc. has been a provider of business messaging services since 1969, and has grown its commercial and residential voice messaging subscriber base very profitably. Currently, it posts over 50,000 subscribers in Indianapolis, Chicago and Detroit. Like Multi-Link, Hellyer offers its services on the powerful Glenayre MVP platform, which will allow for the addition of many advanced, integrated messaging services in the future.

"Since announcing the agreement to acquire Hellyer in September we have become even more excited about the strategic nature of this acquisition. As well as bringing us some huge new markets, we believe that the benefits of merging Multi-Link's business messaging model and Hellyer's residential messaging model can be dramatic" stated Nigel Alexander, Chief Executive Officer of Multi-Link Telecommunications, Inc. "Although Hellyer operates Glenayre MVP platforms, they have barely begun using its 'next generation' messaging capabilities, and we look forward to bringing advanced services to their customers over the next year."

Following the acquisition, Christina Neher, formerly Vice President of Operations at Hellyer, will be named President of the Company. "Chris Neher has done a tremendous job of building Hellyer over the past decade, and we look forward to supporting her in the future" said Shawn Stickle, Multi-Link's President and Chief Operating Officer.

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About Multi-Link Telecommunications, Inc.

Denver-based, Multi-Link Telecommunications, Inc. is a provider of voice and data messaging services. Multi-Link's services link together local lines, mobile phones, pagers and home phones to allow subscribers to have only one mailbox for all voice and fax messages. In addition, Multi-Link's "Constant Touch" service calls all the subscriber's numbers simultaneously to locate the subscriber when a call is urgent. Founded in 1996, Multi-Link intends to execute a consolidation of the fragmented voice messaging services industry across the United States.

Safe Harbor Provisions

Information and statements in this report, other than historical information, should be considered forward looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the availability of future acquisitions, the effects of regional economic and market conditions, increases in marketing and sales costs, intensity of competition, cost of technology, the availability of financing, contingencies associated with Year 2000 compliance and the Company's ability to manage its growth.


















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